UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2022

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)
(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 8, 2022 (the “Effective Date”), EnerSys (the “Company”) and certain of its subsidiaries entered into the Third Amendment to the Credit Agreement (the “Amendment”) with Bank of America, N.A., as administrative agent, and the lenders party thereto. The Amendment amends the Credit Agreement, dated as of August 4, 2017 (as amended, restated, supplanted or otherwise modified from time to time prior to the Effective Date, the “Existing Credit Agreement”), by and among the Company, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, Bank of America, N.A., administrative agent, swingline lender and letter of credit issuer, and the lenders from time to time party thereto, and provides for, among other things, (i) a new incremental delayed-draw term loan facility in an aggregate principal amount of up to $300 million (the “Term A-3 Facility”), which shall be available to draw at any time from the Effective Date until March 15, 2023 (the “Term A-3 Facility Availability Period”), and (ii) amending the Consolidated Total Net Leverage Ratio financial covenant to be no greater than 4.25 to 1.00 during the period from the Effective Date to the last day of the second quarter of the Company’s 2024 fiscal year and stepping down to 4.00 to 1.00 thereafter and (iii) certain other modifications to the Existing Credit Agreement as further set forth in the Amendment. Upon the issuance by the Company or certain of its subsidiaries of senior notes during the availability period of the Term A-3 Facility, the commitments by the Term A-3 Lenders shall be reduced on a dollar-for-dollar basis based on the principal amount of such notes.
Borrowings under the Term A-3 Facility will bear interest at a rate per annum based on the Company’s Consolidated Total Net Leverage Ratio according to the pricing grid set forth below. Initially, the applicable rate shall be determined based upon Pricing Level 4. A ticking fee of a percentage per annum of the actual daily unused portion of the Term A-3 Facility during the Term A-3 Facility Availability Period shall be payable quarterly in arrears for the account of each lender under the Term A-3 Facility. Expand Consolidated Total Net Leverage Ratio rows and include the full description.

Pricing Level	Consolidated Total Net Leverage Ratio	Term SOFR Loans	Base Rate Loans	Ticking Fee
1	< 1.25 to 1.00	1.375%	0.375%	0.175%
2	> 1.25 to 1.00 but < 2.00 to 1.00	1.500%	0.500%	0.200%
3	> 2.00 to 1.00 but < 2.50 to 1.00	1.750%	0.750%	0.250%
4	> 2.50 to 1.00 but < 3.25 to 1.00	2.000%	1.000%	0.300%
5	> 3.25 to 1.00 but < 4.00 to 1.00	2.250%	1.250%	0.325%
6	> 4.00 to 1.00	2.500%	1.500%	0.350%

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference respectively to the full text of the Amendment, a copy of which is attached as Exhibit 10.1, and which is incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this Item 2.03 is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits
10.1
Third Amendment to Credit Agreement, dated as of September 8, 2022, among EnerSys, certain of its subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: September 8, 2022	By:	/s/ Andrea J. Funk
Andrea J. Funk
Chief Financial Officer